EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Robert Lewis, CFO	Kirsten Chapman
iMergent, Inc.	Lippert/Heilshorn & Associates
801.431.4695	415.433.3777
investor_relations@imergentinc.com	kchapman@lhai.com

iMergent Announces Court Approves Settlement of
Class Action Lawsuit

OREM, Utah, March 24, 2008 - iMergent, Inc. (AMEX: IIG), a leading provider of eCommerce software for small businesses and entrepreneurs, announced the U.S. District Court for the District of Utah approved the settlement of all claims related to a consolidated class action litigation against the company filed on March 8, 2005 and subsequently certified a class action by the U.S. District Court for the District of Utah. The Court approved the terms of a memorandum of understanding entered on September 19, 2007.

The Order of Approval of Plans of Allocation of Settlement Proceeds and Final Approval Order and Judgment settlement provide for the following:

(i)

iMergent, through its directors and officers (D&O) insurance policy, will pay $2.8 million to the class plaintiffs;

(ii)

A provision dismissing the company and individual defendants from the litigation with prejudice;

(iii)

A provision that bars and enjoins Grant Thornton from prosecuting any claims against the company and individual defendants arising out of, based upon or related to the facts alleged in the complaint or that could have been alleged in the litigation;

(iv)

The company and individual defendants assign to the plaintiffs any and all claims or causes of action that they now have against Grant Thornton, including, but not limited to, any claims or causes of action for accounting malpractice or breach of contract;

(v)

The company and individual defendants shall cooperate with the plaintiffs in the continuing prosecution of the litigation against Grant Thornton; and

(vi)

The company is required to provide documentary evidence supporting the claims against Grant Thornton to the plaintiffs.

This settlement will not impact the company’s operating results.  A Form 8-K was filed with the SEC before the stock market opened today.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet.  Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers.  In addition to software, iMergent offers site development, web hosting and marketing products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs.  These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.